(Letterhead of Branden T. Burningham, Esq.)

October 26, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Unistone, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-18317, to be filed on or about October 27, 1999, covering the registration and issuance of 500,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                Sincerely yours,

                               /S/ BRANDEN T. BURNINGHAM